EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:          Debra Nalchajian-Cohen

                                Cohen Communications

                                (559) 222-1322

CENTRAL VALLEY COMMUNITY BANCORP

ANNOUNCES STOCK REPURCHASE PROGRAM

CLOVIS, CALIFORNIA…December 23, 2002…The Board of Directors of Central Valley Community Bancorp (OTC Bulletin Board: CVCY), the parent company of Central Valley Community Bank, announced today its adoption of a program to effect repurchases of the Company’s common stock. The Company may repurchase up to approximately 2% of the Company’s outstanding shares of common stock under the program for a period of up to one year beginning January 1, 2003. The shares will be repurchased in open-market transactions through brokers, subject to availability.  Under a similar plan, adopted in February 2001 and February 2002, the Company previously repurchased a total of 25,900 shares in 2001 at a cost of $499,263 and 20,406 shares in 2002 at a cost of $483,356.

                “In light of our strong capital position and consistent earnings growth, continuing the stock repurchase program in 2003 should maximize shareholder value over the next twelve months, as we expect 2003 to be a strong period for our Company,” stated Daniel J. Doyle, President and Chief Executive Officer of Central Valley Community Bancorp and Central Valley  Community Bank.

Central Valley Community Bancorp trades over-the-counter under the symbol CVCY.OB.  Central Valley Community Bank, headquartered in Clovis, California, was founded in 1979 under the name Clovis Community Bank, and is the sole subsidiary of Central Valley Community Bancorp. The Bank operates seven full-service offices in Clovis, Fresno, Prather, Kerman and Sacramento.  Real Estate Lending and SBA Lending Departments are located in Clovis, with an Agribusiness Lending Department located in Fresno.  Investment services, provided by Investment Centers of America are housed at the Bank’s Main office in Clovis and the River Park office in Fresno.  Members of Central Valley Community Bancorp and the Bank’s Boards of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick.  Additional information about Central Valley Community Bank can be found at www.cvcb.com.

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Forward-looking Statements- Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest margin, and the quality of the Company’s earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2001.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.